As filed with the Securities and Exchange Commission on August 9, 2019

Registration No. 333-230029

Registration No. 333-223198

Registration No. 333-216240

Registration No. 333-209784

Registration No. 333-206325

Registration No. 333-202813

Registration No. 333-194902

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-230029

Form S-8 Registration No. 333-223198

Form S-8 Registration No. 333-216240

Form S-8 Registration No. 333-209784

Form S-8 Registration No. 333-206325

Form S-8 Registration No. 333-202813

Form S-8 Registration No. 333-194902

UNDER THE SECURITIES ACT OF 1933

Aerohive Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-4524700
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1011 McCarthy Boulevard

Milpitas, California 95035

(Address of Principal Executive Offices)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

2006 Global Share Plan

(Full Titles of the Plans)

Katy Motiey

Chief Executive Officer

Aerohive Networks, Inc.

1011 McCarthy Boulevard

Milpitas, California 95035

(Name and Address of Agent for Service)

(408) 510-6100

(Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE:

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Integrated Device Technology, Inc. (the “Registrant”):

•

Registration Statement No. 333-230029, filed with the SEC on March 1, 2019, pertaining to the registration of 2,793,380 shares of the common stock of the Registrant, $0.001 par value per share (the “Common Stock”), reserved for issuance under the 2014 Equity Incentive Plan, as amended and restated (the “2014 Plan”) and 558,676 shares of Common Stock reserved for issuance under the 2014 Employee Stock Purchase Plan, as amended (the “ESPP”);

•

Registration Statement No. 333-223198, filed with the SEC on February 23, 2018, pertaining to the registration of 2,708,575 shares of Common Stock reserved for issuance under the 2014 Plan and 541,715 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-216240, filed with the SEC on February 24, 2017, pertaining to the registration of 2,612,263 shares of Common Stock reserved for issuance under the 2014 Plan and 1,000,000 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-209784, filed with the SEC on February 29, 2016, pertaining to the registration of 2,450,865 shares of Common Stock reserved for issuance under the 2014 Plan and 980,346 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-206325, filed with the SEC on August 12, 2015, pertaining to the registration of 3,000,000 shares of Common Stock reserved for issuance under the 2014 Plan and 2,000,000 shares of Common Stock reserved for issuance under the ESPP;

•

Registration Statement No. 333-202813, filed with the SEC on March 17, 2015, pertaining to the registration of 2,306,812 shares of Common Stock reserved for issuance under the 2014 Plan and 230,681 shares of Common Stock reserved for issuance under the ESPP; and

•

Registration Statement No. 333-194902, filed with the SEC on March 31, 2014, pertaining to the registration of 4,541,190 shares of Common Stock reserved for issuance under the 2014 Plan, 800,000 shares of Common Stock reserved for issuance under the ESPP and 8,014,718 shares of Common Stock reserved for issuance under the 2006 Global Share Plan.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On August 9, 2019, the Registrant completed its merger with Clover Merger Sub, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Extreme Networks, Inc., a Delaware corporation (“Parent”), whereby Purchaser merged with and into Registrant, with Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of June 26, 2019, by and among Registrant, Parent and Purchaser.

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on August 9, 2019.

AEROHIVE NETWORKS, INC.

By:	/s/ Katy Motiey
Katy Motiey President and Chief Executive Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.